Exhibit 99.B(10)(b)

SCHEDULE I

TO THE DISTRIBUTION AND SERVICE PLAN

FOR

CLASS A SHARES OF THE

VICTORY PORTFOLIOS

Dated August 1, 2013

This Plan shall be adopted with respect to Class A Shares of the following series of The Victory Portfolios:

	Fund Name	Rate*
1	Victory Diversified Stock Fund	0.25%
2	Victory Expedition Emerging Markets Small Cap Fund	0.25%
3	Victory Floating Rate Fund	0.25%
4	Victory Global Natural Resources Fund	0.25%
5	Victory High Income Municipal Bond Fund	0.25%
6	Victory High Yield Fund	0.25%
7	Victory INCORE Fund for Income	0.25%
8	Victory INCORE Investment Grade Convertible Fund	0.25%
9	Victory INCORE Investment Quality Bond Fund	0.25%
10	Victory INCORE Low Duration Bond Fund	0.25%
11	Victory INCORE Total Return Bond Fund	0.25%
12	Victory Integrity Discovery Fund	0.25%
13	Victory Integrity Mid-Cap Value Fund	0.25%
14	Victory Integrity Small/Mid-Cap Value Fund	0.25%
15	Victory Integrity Small-Cap Equity Fund	0.25%
16	Victory Munder Mid-Cap Core Growth Fund	0.25%
17	Victory Munder Multi-Cap Fund	0.25%
18	Victory Munder Small Cap Growth Fund	0.25%
19	Victory National Municipal Bond Fund	0.25%
20	Victory NewBridge Global Equity Fund	0.25%
21	Victory NewBridge Large Cap Growth Fund	0.25%
22	Victory Ohio Municipal Bond Fund	0.25%
23	Victory RS China Fund	0.25%
24	Victory RS Emerging Markets Fund	0.25%
25	Victory RS Emerging Markets Small Cap Fund	0.25%
26	Victory RS Focused Growth Opportunity Fund	0.25%
27	Victory RS Focused Opportunity Fund	0.25%
28	Victory RS Global Fund	0.25%
29	Victory RS Growth Fund	0.25%
30	Victory RS International Fund	0.25%
31	Victory RS Investors Fund	0.25%
32	Victory RS Large Cap Alpha Fund	0.25%
33	Victory RS Mid Cap Growth Fund	0.25%
34	Victory RS Partners Fund	0.25%
35	Victory RS Science and Technology Fund	0.25%
36	Victory RS Select Growth Fund	0.25%
37	Victory RS Small Cap Equity Fund	0.25%
38	Victory RS Small Cap Growth Fund	0.25%
39	Victory RS Value Fund	0.25%
40	Victory S&P 500 Index Fund	0.15%
41	Victory Select Fund	0.25%
42	Victory Special Value Fund	0.25%
43	Victory Strategic Allocation Fund	0.25%
44	Victory Strategic Income Fund	0.25%
45	Victory Sycamore Established Value Fund	0.25%
46	Victory Sycamore Small Company Opportunity Fund	0.25%
47	Victory Tax-Exempt Fund	0.25%
48	Victory Trivalent Emerging Markets Small-Cap Fund	0.25%
49	Victory Trivalent International Fund—Core Equity	0.25%
50	Victory Trivalent International Small-Cap Fund	0.25%

*Expressed as a percentage per annum of the average daily net assets of each Fund attributed to its Class A Shares.

THE VICTORY PORTFOLIOS
By:	/s/ Christopher K. Dyer
	Name:	Christopher K. Dyer
	Title:	President

VICTORY CAPITAL ADVISERS, INC.
By:	/s/ Michael Policarpo
	Name:	Michael Policarpo II
	Title:	President